EXHIBIT 10.2

                        THE POST-2004 VARIABLE DEFERRED

                        COMPENSATION PLAN FOR DIRECTORS

                                    ARTICLE 1

                                    PURPOSE

         1.1 Purpose. The purpose of The Post-2004 Variable Deferred Compensation Plan for Directors (the "Plan") is to provide a means whereby AXA Equitable Life Insurance Company (hereinafter referred to as the "Company"), and Affiliates (as defined in Article 2) that adopt the Plan pursuant to Section 1.2, may allow certain members of their Board(s) of Directors to defer the receipt of their compensation on a tax-favored basis.

         1.2 Adoption of the Plan. With the Company's consent, an Affiliate may adopt and join the Plan as an Employer (as defined in Article 2) for the benefit of its Directors (as defined in Article 2). Such Affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its Directors by executing an adoption and joinder agreement satisfactory in its form and terms to the Company (or in accordance with such other procedures as the Company may from time to time permit). An Affiliate shall cease to be an Employer under the Plan on a date specified by the Company pursuant to the terms of the adoption and joinder agreement or, if no such date is so specified, on the date such Employer has no remaining obligations to its Directors under the Plan. In the event that an Affiliate shall cease to be an Employer, all obligations incurred by such Affiliate with respect to its Directors under the Plan prior to the date it ceases to be an Employer shall continue to be the sole responsibility of that Affiliate.

                                    ARTICLE 2

                                   DEFINITIONS

         Affiliate. "Affiliate" means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another firm, partnership or corporation.

         Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 9.2.

         Board. "Board" means, collectively, the Board of Directors of the Company and the Board(s) of Directors of any Affiliate(s) that adopt and join the Plan pursuant to Section 1.2, as constituted from time to time, provided, however, that where the context otherwise requires, "Board" shall mean one or the other of such entities.

         Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Committee. "Committee" means the Officers Committee on Benefit Plans, as constituted from time to time, or such other committee as may be designated from time to time by the Board of Directors of the Company.

         Company. "Company" means AXA Equitable Life Insurance Company.

         Director. "Director" means a member of the Board.

         Earnings Crediting Options. "Earnings Crediting Options" means the options elected by the Participant from time to time pursuant to which earnings are credited to the Participant's Retirement Distribution Account.

         Effective Date. "Effective Date" means the effective date of the Plan which is November 11, 2004.

         Eligible Director. "Eligible Director" means a Director who is not an Employee, and shall not include a Director who (a) is employed by AXA, or an affiliate thereof, and (b) does not receive compensation for services as a Director.

         Employee. "Employee" means any person employed by the Company and/or its Affiliates on a regular full-time salaried basis or who is an officer of the Company and/or its Affiliates.

         Employer. "Employer" means each of the Company and any Affiliates that adopt and join the Plan pursuant to Section 1.2.

         Enrollment Agreement. "Enrollment Agreement" means the authorization form which an Eligible Director files with the Committee or its designee to participate in the Plan.

         Fees. "Fees" means with respect to a Participant for any Plan Year the total of all meeting fees payable in cash to such Participant in connection with the Participant's Service as a Director during the Plan Year, before reduction pursuant to this Plan or any other plan or agreement of an Employer whereby such compensation is reduced to provide benefits to the Participant, and excluding any other compensation, payments and/or reimbursements.

         Grandfathered Participant. "Grandfathered Participant" means a Participant who was a Director on or before March 30, 2002.

         Participant. "Participant" means an Eligible Director who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

         Plan. "Plan" means The Post-2004 Variable Deferred Compensation Plan for Directors, as amended from time to time.

         Plan Year. "Plan Year" means the calendar year provided, however, that the 2004 Plan Year shall commence on the Effective Date and shall end on December 31, 2004.

         Retainer. "Retainer" means with respect to a Participant for any Plan Year the annual retainer payable in cash to such Participant in connection with the Participant's Service as a Director during the Plan Year, before reduction pursuant to this Plan or any other plan or agreement of an Employer whereby such compensation is reduced to provide benefits to the Participant, and excluding any other compensation, payments and/or reimbursements.

         Retirement. "Retirement" means with respect to a Participant the termination of the Participant's Service on the Board for reasons other than death.

         Retirement Distribution Account. "Retirement Distribution Account" or "Account" means, with respect to a Participant, the account established pursuant to Section 5.1.

         Service. "Service" means the period of time during which an individual performs services as a Director.

         Termination Date. "Termination Date" means the date of termination of a Participant's Service.

                                    ARTICLE 3

                           ADMINISTRATION OF THE PLAN

         The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee's resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby.

                                    ARTICLE 4

                                  PARTICIPATION

         4.1. Election to Participate. Any Eligible Director may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee or its designee prior to the beginning of such Plan Year. Notwithstanding the foregoing, however, an individual who first becomes an Eligible Director after the start of a Plan Year may enroll in the Plan by filing a completed and fully executed Enrollment Agreement with the Committee or its designee within 30 days following the date on which such individual first becomes an Eligible Director, provided, however, that any election to defer Retainer and/or Fees, made by an Eligible Director pursuant to this sentence, shall apply only to such amounts as are earned by the Eligible Director after the date on which such Enrollment Agreement is filed. Pursuant to said Enrollment Agreement, the Eligible Director shall irrevocably elect the percentages, in whole percentages up to and including 100 percent, but not less than ten (10) percent, by which the Retainer and/or Fees payable to such Eligible Director for the Plan Year will be reduced, and shall provide such other information as the Committee or its designee shall require.

                                    ARTICLE 5

                        RETIREMENT DISTRIBUTION ACCOUNTS

         5.1 Retirement Distribution Accounts. The Committee shall establish and maintain a Retirement Distribution Account with respect to a Participant. The amount by which a Participant's Retainer and/or Fees are reduced pursuant to
Section 4.1, net of any amounts otherwise deducted from such Retainer and/or

Fees to provide benefits to the Participant pursuant to any other plan or agreement of an Employer, shall be credited to the Participant's Retirement Distribution Account no later than the first day of the month following the month in which such Retainer and/or Fees would otherwise have been paid. Any amount once taken into account as Retainer and/or Fees for purposes of this Plan shall not be taken into account thereafter. The Participant's Retirement Distribution Account shall be reduced by the amount of any payments made to the Participant or the Participant's Beneficiary pursuant to this Plan.

         5.2 Earnings on Retirement Distribution Accounts. A Participant's Retirement Distribution Account shall be credited with earnings (positive or negative) in accordance with the Earnings Crediting Options elected by the Participant from time to time. A Participant may allocate his or her Retirement Distribution Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual performance of the corresponding investment portfolio of the Equitable Advisors Trust, an open-end management investment Company under the Investment Company Act of 1940, as amended from time to time, and/or such other investment fund as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, but not 12b-1 fees, as determined by the Company. Notwithstanding the foregoing, however, the Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants' investment allocations and credit their Retirement Distribution Accounts with a fixed rate of interest determined in the Company's sole discretion, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting of a fixed rate of interest in place of Participants' investment allocations, will only affect the rate at which earnings will be credited to a Participant's Retirement Distribution Account in the future, and will not affect the value of a Participant's existing Retirement Distribution Account, including any earnings credited under the Plan up to the date of such change.

         5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of options which correspond to certain investment portfolios of the Equitable Advisors Trust. The current list of such options is included in Appendix A and may be amended from time to time by the Committee or its designee.

         Notwithstanding that the rates of return (positive or negative) credited to a Participant's Retirement Distribution Account under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Equitable Advisors Trust, and/or such other investment funds as the Company may designate, no Employer shall be obligated to invest any Retainer and/or Fees deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

         5.4 Changes in Earnings Crediting Options. A Participant, or in the case of the Participant's death, the Participant's Beneficiary, may change the Earnings Crediting Options to which the Participant's Retirement Distribution Account is allocated at any time. Each such change may include (a) reallocation of the Participant's Account, and/or (b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant or Beneficiary may elect. Notwithstanding the foregoing, the Committee or its designee may limit the Participant's or Beneficiary's ability to change the Earnings Crediting Options to which the Participant's Retirement Distribution Account is allocated if the Committee or its designee reasonably suspects that the Participant or Beneficiary is engaged in market-timing type activity.

         5.5 Valuation of Accounts. The value of a Participant's Retirement Distribution Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Account.

         5.6 Statement of Accounts. The Committee or its designee shall provide to each Participant, not less frequently than semiannually, a statement in such form as the Committee or its designee deems desirable setting forth the balance standing to the credit of the Participant in the Participant's Retirement Distribution Account.

         5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from a Retirement Distribution Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

                                    ARTICLE 6

                            BENEFITS TO PARTICIPANTS

         6.1 Commencement of Benefits. Subject to Section 6.2, in the case of a Participant whose Service terminates other than on account of his death, distribution of the Participant's Retirement Distribution Account shall commence in any January or July following the Participant's Termination Date, provided that distributions must commence by either the first January or the first July following the Participant's attainment of age 70 (72 in the case of a Grandfathered Participant), as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 9.3.

              6.2 Form of Benefits. In the case of a Participant whose Service terminates other than on account of death, the Participant's Retirement Distribution Account for any Distribution Option Period shall be distributed (a) in a lump sum, or (b) annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or as subsequently elected by the Participant in accordance with Section 9.3. Any lump-sum benefit payable in accordance with this paragraph shall be paid in an amount equal to the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date of payment. Annual installment payments, if any, shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established, or as subsequently specified by the Participant in accordance with Section 9.3, and expressed as either (i) a dollar amount or (ii) as a percentage of the value of the

Account provided, however, that (i) if the Participant specifies a dollar amount, such installment will be limited to the lower of such amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment divided by the number of annual installments remaining.

                                    ARTICLE 7

                                SURVIVOR BENEFITS

         7.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Article 6, benefits shall be paid to the Participant's Beneficiary, as determined under Section 9.2, pursuant to this Section, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

         (a) Commencement of Survivor Benefits. In the case of a Participant who dies prior to the commencement of benefits in accordance with Article 6 under the Participant's Retirement Distribution Account, distribution of such Retirement Distribution Account shall commence in any January or July following the Participant's Termination Date, provided that distributions must commence by either the first January or the first July following the date the Participant would have attained age 70 (72 in the case of a Grandfathered Participant), had the

Participant lived, as elected by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently elected by the Participant in accordance with Section 9.3.

         (b) Form of Survivor Benefits. In the case of a Participant who dies prior to the commencement of distributions from the Participant's Retirement Distribution Account, distribution of the Retirement Distribution Account shall be made (i) in a lump sum, or (ii) in annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Account was established or as subsequently elected by the Participant in accordance with Section 9.3. The amount of any lump-sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established, or as subsequently specified by the Participant in accordance with Section 9.3, and expressed as either (i) a dollar amount or (ii) as a percentage of the value of the Account provided, however, that (i) if the Participant specifies a dollar amount, such installment will be limited to the lower of such amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the month preceding the date of payment divided by the number of annual installments remaining.

         7.2 Death of Participant After Benefits Have Commenced. In the case of a Participant who dies after the commencement of annual installment benefits pursuant to Article 6 from the Participant's Retirement Distribution Account, but before the entire balance of such Retirement Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary, as determined under Section 9.2, at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

                                    ARTICLE 8

                                   WITHDRAWALS

         8.1 Emergency Withdrawal. In the event that the Committee or its designee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency as defined in Code Section 409A(a)(2)(B)(ii), the Participant's Employer shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, after deducting any and all taxes as may be required pursuant to Section 9.9, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (the "Emergency Benefit"). Emergency Benefits shall be paid from the Participant's Retirement Distribution Account, to the extent the balance of the Retirement Distribution Account is sufficient to meet the emergency. With respect to that portion of any Retirement Distribution Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefits shall be payable to the Participant under the Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Amendment and Termination. The Plan may be amended, suspended, discountinued or terminated at any time by the Board of Directors of The Equitable Life Assurance Society of the United States or by any other entity authorized by it, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Account as of the effective date of such amendment, suspension, discontinuance or termination.

         9.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee or its designee and shall not be effective until received by the Committee or its designee. If no

Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         9.3 Changes of Elections. Participants may change their elections under Sections 6.1, 6.2 and 7.1 at any time prior to the commencement of payments from their Account by filing with the Committee or its designee a fully executed Enrollment Agreement or other form approved by the Committee or its designee (hereinafter, collectively referred to as the "Change Form") requesting the change in election. Notwithstanding the foregoing, (i) any change of election will take effect only for payments due a Participant more than twelve months from the date the Change Form is filed with the Committee or its designee, (ii) a change in election may not accelerate the time or schedule of any payment under the Plan, (iii) in the case of an election not related to a distribution due to disability, death or an unforeseeable emergency, any change to such election must provide that the first payment with respect to which the election was made will be deferred for a period of not less than 5 years from the date such payment would otherwise have been made and (iv) in the case of an election related to a distribution based on a specified date (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of the compensation, any change to such election may not be made less than 12 months prior to the date of the first scheduled payment under such election.

         9.4. Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in Service as a Director, nor shall it interfere with the rights of an Employer to terminate the Service of any Participant on the Board and/or to take any other action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

         9.5 No Limitation on Corporation Actions. Nothing contained in the Plan shall be construed to prevent an Employer and/or its Affiliates from taking any corporate action which is deemed by them to be appropriate or in their best interest. No Participant, Beneficiary or other person shall have any claim against an Employer and/or its Affiliates as a result of any such action.

         9.6 Obligations to an Employer and its Affiliates. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer and/or its Affiliates, then the Participant's Employer may offset such amount owed to it and/or its Affiliates against the amount of benefits otherwise distributable. Such determination shall be made by the Committee or its designee.

         9.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. An Employer's obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Employer's assets or (b) any corporation into which the Employer may be merged or consolidated. The provisions of the

Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         9.8 Protective Provisions. Each Participant shall cooperate by furnishing any and all information requested in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee or its designee may deem necessary and taking such other relevant action as may be requested. If a Participant refuses to cooperate, the Participant's Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant's Retirement Distribution Account.

         9.9 Withholding Taxes. An Employer may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or the Participant's Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         9.10 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable to a Participant hereunder shall be payable out of the general assets of the Participant's Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a

Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Participant's Employer.

         9.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         9.12 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

         9.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

         9.14 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

         9.15 Notice. Any notice or filing required or permitted to be given to the Committee or its designee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail.

         9.16 Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A(a)(2), (a)(3) and (a)(4) and no term of this

Plan shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised so as to cause the Plan to fail to comply with such requirements.

                                   ARTICLE 10

                                    SIGNATURE

         This Plan is adopted and approved to be effective as of November 11, 2004.



184771/Nov. 2004

APPENDIX A

AXA Premier VIP Core Bond
EQ/Alliance Quality Bond
EQ/Alliance Intermediate Government Securities
AXA Premier VIP High Yield
EQ/Money Market
EQ/J.P. Morgan Core Bond
AXA Premier VIP Aggressive Equity
EQ/Alliance Common Stock
EQ/Alliance Growth and Income
EQ/Alliance Premier Growth
EQ/Bernstein Diversified Value
EQ/Capital Guardian Research
EQ/Capital Guardian U.S. Equity
EQ/Equity 500 Index
AXA Premier VIP Large Cap Core Equity
AXA Premier VIP Large Cap Growth
AXA Premier VIP Large Cap Value
EQ/Janus Large Cap Growth
EQ/Marsico Focus
EQ/Mercury Basic Value Equity
EQ/MFS Emerging Growth Companies
EQ/MFS Investors Trust
EQ/Putnam Growth & Income Value
AXA Premier VIP Small/Mid Cap Growth
AXA Premier VIP Small/Mid Cap Value
EQ/Alliance Small Cap Growth
EQ/FI Mid Cap
EQ/FI Small/Mid Cap Value
EQ/Lazard Small Cap Value
EQ/Alliance International
EQ/Emerging Markets Equity
EQ/Mercury International Value
AXA Moderate Allocation
AXA Premier VIP Technology